Exhibit 12.1


                                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                   (IN THOUSANDS)

                                               Year Ended December 31,

                                 1996        1995        1994        1993        1992

Net loss                    $ (100,070) $  (52,816) $  (30,610) $   (9,643) $  (21,323)
Add:
    Fixed charges per (b)      144,681      82,911      29,346      16,847      14,939
      below

Earnings for computation
    purposes (a)            $   44,611  $   30,095  $   (1,264) $    7,204  $   (6,384)
Fixed Charges:
    Interest Costs          $  141,380  $   81,094  $   27,699  $   12,912  $   10,687
    Amortization of Debt
      issue costs                3,301       1,817         406         531         427
    Preference Returns             ---         ---       1,241       3,404       3,825

Total Fixed Charges (b)     $  144,681  $   82,911  $   29,346  $   16,847  $   14,939

Ratio of earnings to
    fixed charges (a)/(b)   $      ---  $      ---  $      ---  $      ---  $      ---

Deficiency of earnings
    to cover fixed charges  $ (100,070) $  (52,816) $  (30,610) $   (9,643) $  (21,323)
